ACURA PHARMACEUTICALS, INC.

CODE OF ETHICS

I.  INTRODUCTION

This Code of Ethics (the "Code") is established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, which requires that the Acura Pharmaceuticals, Inc. (the “Company”) establish a code of ethics to apply to the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the "Designated Officers").  In addition to the Designated Officers, the Code shall be applicable to all employees of the Company. The purpose of the Code is to deter wrongdoing and to promote:

● Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

● Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

● Compliance with applicable governmental laws, rules and regulations;
● The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
● Accountability for adherence to the Code.

All employees are expected to be familiar with the Code and from time to time may be asked to affirm their agreement to adhere to its standards.

II.  CONFLICTS OF INTEREST

Employees must avoid any activity or association that creates or appears to create a conflict between the Employee’s personal interest and the Company's interest.  For example, a possible conflict of interest exists when an employee or a member of his or her family has a financial or other interest in, or seeks personal loans or services from, a company that does business with the Company.  Employees are expected to make prompt and full disclosure in writing to the Chairman of the Audit Committee of any potential conflict of interest.  Any transaction in which an employee may have a conflict of interest must be approved by the Audit Committee.

Employees should avoid the receipt of gifts, gratuities, favors or other benefits that might affect or appear to affect the exercise of their judgment on the Company's behalf.  Any substantial gift or favor offered by an actual or potential client, contractor, or provider of goods or services, lender, security holder, or other affiliate whether it be in tangible form or in the form of a service or individual benefit, should be refused unless acceptance of such gift or favor has been approved by the Audit Committee.  This prohibition is not intended to apply to ordinary courtesies of business life, such as token gifts of insubstantial value, modest entertainment incidental to a business relationship, or the giving or receipt of normal hospitality of a social nature.

III.  ACCURATE AND TIMELY PERIODIC REPORTS

The Company is committed to full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.  The Company expects Designated Officers to establish and manage the Company's reporting systems and procedures with due care and diligence and for employees to cooperate with Designated Officers to ensure that:

● Reports filed with or submitted to the Securities and Exchange Commission and other public communications contain information that is full, fair, accurate, timely and understandable and do not misrepresent or omit material facts;

● Business transactions are properly authorized and completely and accurately recorded on the Company's books and records in accordance with generally accepted accounting principles and the Company's established financial policies; and,

● Retention or disposal of Company records is in accordance with established Company policies and applicable legal and regulatory requirements.

 IV.  COMPLIANCE WITH LAWS, RULES & REGULATIONS

Employees must comply fully with all applicable laws, rules, regulations and corporate governance standards.

V.    REPORTING VIOLATIONS

Designated Officers must promptly report any violations of the Code to the Chairman of the Audit Committee.

VI.  DISCIPLINARY MEASURES

Designated Officers who violate any applicable laws, rules or regulations or the Code will face appropriate disciplinary action, as determined by the Audit Committee, which may include discharge.  Other employees who violate any applicable laws, rules or regulations or the Code will face appropriate disciplinary action, as determined by the President or CFO , which may include discharge. The matter may also be referred to appropriate governmental agencies.

VII. AMENDMENT, MODIFICATION AND WAIVER

The Code may be amended or modified by the Audit Committee.  Any amendments or modifications will be publicly disclosed in accordance with the rules of the Securities and Exchange Commission. The Audit Committee may waive violations of the Code, but any such waiver that constitutes a material departure from a provision of the Code will be publicly disclosed in accordance with the rules of the Securities and Exchange Commission.